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                                                                    Exhibit 99


           WINTHROP RESIDENTIAL ASSOCIATES III, A LIMITED PARTNERSHIP
                            FORM 10-QSB JUNE 30, 1997


Supplementary information required pursuant to section 9.4 of the partnership agreement:

1. Statement of cash available for distribution for the three months ended June 30, 1997:

        Net Income                                                   $ 324,000
        Add:     Depreciation and amortization                          45,000
        Less:    Equity in income of Local Limited Partnerships         (3,000)
                 Cash to reserves                                     (339,000)
                                                                     ---------
        Cash Available for Distribution                              $  27,000
                                                                     =========
        Distributions allocated to General Partners                  $   2,000
                                                                     =========
        Distributions allocated to Limited Partners                  $  25,000
                                                                     =========


2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended June 30, 1997:

        Entity Receiving                  Form of
        Compensation                    Compensation                   Amount
        ----------------            ------------------------------     ------
        General Partners            Interest in Cash Available for
                                      Distribution                     $2,000

        WFC Realty Co., Inc.        Interest in Cash Available for
        (Initial Limited Partner)     Distribution                     $    5






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